QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.3

2001 STOCK OPTION PLAN
OF
2C COMPUTING, INC.

        Section 1.    Establishment, Purpose and Effective Date of Plan

          1.1    Establishment.    2C Computing, Inc., an Alabama corporation, hereby establishes a stock option plan for key Employees (as defined herein), which shall be known as the "2001 STOCK OPTION PLAN OF 2C COMPUTING, INC." (the "Plan"). It is intended that certain of the Options issued pursuant to the Plan may constitute incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan also shall provide for the issuance of options which are not qualified under Section 422 of the Code, the latter of which are referred to herein as non-qualified stock options ("NQSOs").

          1.2    Purpose.    The purpose of the Plan is to advance the interests of the Corporation, by encouraging and providing for the acquisition of an equity interest in the Corporation by key Employees through the grant of ISOs and NQSOs. The Plan will enable the Corporation to attract and retain the services of key Employees upon whose judgment, interest, and special effort the successful conduct of its business operations is largely dependent.

          1.3    Effective Date.    The Plan shall become effective as of May 15, 2001, subject to ratification by the shareholders of the Corporation within twelve (12) months following such date.

        Section 2.    Definitions

          2.1    Definitions.

            (a)  "Board" means the Board of Directors of the Corporation.

            (b)  "Corporation" means 2C Computing, Inc., an Alabama corporation, as well as any subsidiary of which the Corporation owns 50% or more of the outstanding voting stock or other equity interest.

            (c)  "Disability" means the permanent and total inability, by reason of physical or mental infirmity, or both, of a Participant to perform the work customarily assigned to him by the Corporation. The determination of the existence or nonexistence of Disability shall be made by the Board pursuant to a medical examination by a medical doctor selected or approved by the Board.

            (d)  "Employee" means those employees, including officers and directors (including any non-employee director), consultants and advisors of the Corporation who, in the judgment of the Board, directly or through the Compensation Committee of the Board, are considered (i) to be unusually valuable, (ii) to possess superior training, experience or ability, and/or (iii) to be actively interested in the development and financial success of the Corporation.

            (e)  "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be designated as either (i) an ISO or (ii) an NQSO at the time of grant.

            (f)    "Option Price" means the exercise price per share of Stock as determined by the Board at the time an Option is granted, subject to the requirements of Section 7.3 of the Plan.

            (f)    "Participant" means an Employee designated by the Board to participate in the Plan.

            (g)  "Retirement" (including "Early Retirement" and "Normal Retirement") means termination of employment under the terms of the Corporation's then current retirement program.

            (h)  "Stock" means the Common Stock of the Corporation, having a par value of one cent ($0.01) per share, or as it may then be constituted.

            (i)    "Ten Percent Shareholder" means any individual who, immediately prior to the time an Option is granted pursuant to the Plan, directly or indirectly owns Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation, or of its parent or subsidiary corporation. For purposes of the Plan, an individual shall be treated as owning indirectly any Stock which is owned by such individual's brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants, and stock owned directly or indirectly, by or for a corporation, partnership, trust or estate shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries.

        Section 3.    Eligibility and Participation

          3.1    Eligibility and Participation.    Participants in the Plan shall be selected by the Board from among those Employees who, in the opinion of the Board, are in a position to contribute materially to the Corporation's continued growth and development and to its long-term financial success. The Compensation Committee of the Board shall review and approve or ratify participation in the Plan and recommend such participation to the Board; however, participation shall be subject to approval by the Board.

        Section 4.    Administration

          4.1    Administration.    The Board shall be responsible for the administration of the Plan. The Board, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Corporation, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Board pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever. The Board shall have the right to request the Compensation Committee of the Board to administer the Plan, subject in all events to Board approval.

        Section 5.    Stock Subject to Plan

          5.1    Number.    The total number of shares of Stock subject to issuance under the Plan may not exceed One Thousand Five Hundred (1,500), subject to adjustment as provided by Section 5.3 hereof. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock not reserved for any other purpose.

          5.2    Unused Stock.    In the event any shares of Stock are subject to an Option which, for any reason, expires, terminates or, with the consent of the Participant, is canceled as to such shares, such Stock may again be made subject to an Option pursuant to the Plan.

          5.3    Adjustment in Capitalization.    In the event of any change in the outstanding shares of Stock that occurs after ratification of the Plan by the shareholders of the Corporation by reason of a stock dividend, stock split, recapitalization or other similar corporate change in which the number of shares of Stock outstanding is increased, decreased or then changed without the receipt by the Corporation of additional consideration, the aggregate number of shares of Stock subject to each outstanding Option, and the Option Price, and the aggregate number of shares of Stock reserved for issuance under the Plan shall be appropriately adjusted by the Board, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.

          Section 6.    Duration of Plan

        6.1    Duration of Plan.    The Plan shall remain in effect, subject to the Board's right to earlier terminate the Plan pursuant to Section 9.1 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option may be granted under the Plan on or after the tenth (10th) anniversary of the Plan's effective date.

        Section 7.    Terms of Options

          7.1    Grant of Options.    Subject to the provisions of Sections 3.1 and 5.1 hereof, Options may be granted to Employees at any time and from time to time as shall be determined by the Board. The Board also shall determine and state at the time of grant whether an Option is to be designated as an ISO or an NQSO. With respect to Options granted under the Plan, if the fair market value (determined at the date of grant) of Stock with respect to which ISOs may become exercisable for the first time in any calendar year by any Participant is greater than $100,000, then any such Options in excess of such amount shall constitute NQSOs and shall not be ISOs.

          7.2    Option Agreement.    As determined by the Board on the date of grant, each Option shall be evidenced by a written Option agreement that shall specify the type of Option granted, the Option Price, the duration of the Option, the number of shares of Stock to which the Option pertains, and any other terms, limitations or restrictions which may be made applicable to such Options in the Board's discretion.

          7.3    Option Price.    No ISO granted pursuant to the Plan shall have an Option Price that is less than the fair market value of the Stock on the date such Option is granted; furthermore, no ISO which is granted to a Ten Percent Shareholder shall have an Option Price that is less than 110% of the fair market value of the Stock on the date such ISO is granted. At the time any ISO is granted under the Plan the Board shall make a good faith effort to determine the fair market value of the Stock subject to such Option, using any methods which the Board deems appropriate, and such determination of fair market value shall be binding upon all parties for all purposes under the Plan.

          7.4    Duration of Options.    Each Option shall expire at such time as the Board shall determine at the time it is granted; provided, however, that no Option shall be exercisable after the tenth anniversary date of its grant. Furthermore, no ISO which is granted to a Ten Percent Shareholder shall be exercisable after the fifth anniversary date of its grant.

          7.5    Exercise of Options.

            (a)  ISOs granted under the Plan shall be exercisable as follows:

                (i)  twenty-five percent (25%) of the ISOs shall become exercisable on the first to occur of either the first anniversary of the date on which the ISOs are granted to the Employee or the first anniversary of the Employee's employment by the Corporation (the "Anniversary Date");

              (ii)  twenty-five percent (25%) of the ISOs shall become exercisable on the first anniversary of the Anniversary Date;

              (iii)  twenty-five percent (25%) of the ISOs shall become exercisable on the second anniversary of the Anniversary Date; and

              (iv)  twenty-five percent (25%) of the ISOs shall become exercisable on the third anniversary of the Anniversary Date.

          In addition, ISOs granted under the Plan shall be exercisable at such times as are set forth in Section 10 hereof.

            (b)  NQSOs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for all Participants and at such times as are set forth in Section 10 hereof.

          7.6    Restrictions on Stock Transferability.    The Board shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law and under any blue sky or state securities laws applicable to such shares.

          7.7    Payment.    The Option Price upon exercise of any Option shall be payable to the Corporation in United States Dollars, in full in cash or its equivalent. The proceeds from such payment shall be added to the general funds of the Corporation and shall be used for general corporate purposes.

          7.8    Termination of Employment Due to Death or Disability.    In the event the employment of a Participant is terminated by reason of death or Disability, the rights under any then outstanding Option granted pursuant to the Plan (including, without limitation, any Options that become vested pursuant to Section 10.1 hereof) shall terminate upon the expiration date of the Option or one year after such date of termination of employment, whichever first occurs.

          7.9    Termination of Employment Other Than for Death or Disability.    If the employment of the Participant shall terminate for any reason other than death or Disability, the rights under any then outstanding Option granted pursuant to the Plan (including, without limitation, any Options that become vested pursuant to Section 10.1 hereof) shall terminate upon the expiration date of the Option or three months after such date of termination of employment, whichever first occurs.

          7.10    Non-Transferability of Options.    No Option granted under the Plan may be sold, transferred, pledged, or assigned, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution. Further, during the Participant's lifetime, Options granted to such Participant under the Plan are exercisable solely by such Participant.

        Section 8.    Rights of Employees.

          8.1    Employment.    Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Employee's employment at any time, nor confer upon any Employee any right to continue in the employ of the Corporation.

        Section 9.    Amendment, Modification, and Termination of Plan

          9.1    Amendment, Modification, and Termination of Plan.    The Board may at any time terminate, and from time to time may amend or modify the Plan; provided, however, that no such action of the Board, without approval of the shareholders, may:

          (i)    increase the total amount of Stock which may be issued under the Plan, except as provided in Section 5.3 hereof;

          (ii)  change the class of Employees eligible to receive Options;

          (iii)  change the provisions of the Plan regarding the Option Price except as permitted by Section 5.3 hereof;

          (iv)  materially increase the cost of the Plan;

          (v)  extend the period during which Options may be granted; or

          (vi)  extend the maximum period after the date of grant during which Options may be exercised.

No amendment, modification, or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan, without the consent of the Participant.

        Section 10.    Merger, Consolidation or Acquisition of Control

          10.1    Vesting of Options in Certain Events.

            (a)  In the event of any merger or consolidation of the Corporation in which the Corporation is not the surviving entity, all of the NQSO's which have been granted pursuant to the Plan, but are then unvested, shall become vested on the thirtieth day immediately preceding the effective date of such merger or consolidation and fifty percent (50%) of all ISO's which have been granted pursuant to the Plan, but are then unvested, shall become vested on the thirtieth day immediately preceding the effective date of such merger or consolidation and the remaining fifty percent (50%) (the "Unvested Options") shall become exercisable as follows: (i) fifty percent (50%) of the Unvested Options shall become exercisable on the first anniversary date of the effective date of such merger or consolidation, and (ii) the remaining Unvested Options shall become exercisable on the second anniversary date of the effective date of such merger or consolidation; provided, however, that if the Participant's employment by the surviving entity is terminated for any reason other than "for cause," all of the Unvested Options which are then not exercisable shall become exercisable as of the date of such termination of employment. (For the purposes of this Section 10.1, the term "for cause" shall mean a written determination by the surviving entity, after a reasonable investigation of the circumstances, that the Participant has engaged in any of the following conduct: violation of the written policies of the surviving entity after a written notice of such conduct and a period of at least thirty (30) days to correct such conduct, misappropriation of the surviving entity's property, self-dealing, or conviction of a felony, and the term "self-dealing" shall mean engaging in any transaction which is intended to result in the Participant receiving any pecuniary advantage in connection with any transaction entered into or foregone on behalf of the surviving entity, except as may be expressly permitted by the surviving entity's written policies or which has been fully disclosed to, and approved in writing by, the chief executive officer or the governing board of the surviving entity)

            (b)  In the event of any dissolution or a liquidation of the Corporation or a sale of substantially all the property of the Corporation, all of the NQSO's which have been granted pursuant to the Plan, but are then not exercisable, and all of the ISO's which have been granted pursuant to the Plan, but are then not exercisable, shall become exercisable on the thirtieth day immediately preceding the effective date of such dissolution or liquidation of the Corporation or the sale of substantially all the property of the Corporation.

            10.2    Treatment of Options.    (a) Subject in all events to Section 10.1 hereof, in the event of a dissolution or a liquidation of the Corporation, a merger and consolidation in which the Corporation is not the surviving corporation, or a sale of substantially all the property of the Corporation to another corporation or person, no Option outstanding hereunder shall terminate and, in the event of a merger or consolidation in which the Corporation is not the surviving entity, provision shall be made in writing in connection with such transaction for the substitution for the Options theretofore granted under the Plan for options covering the stock of a successor employer entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event every Option outstanding hereunder shall continue in the manner and under the terms so provided; provided, however, that in the event of any such substitution of the Options under the Plan, for a period of thirty (30) days prior to the effective date of any such transaction described above in this Section 10.2(a) (the "Pre-Closing Period"), and subject to the other provisions of the Plan, the Participant shall have the right to exercise any exercisable Options; and, in addition, in the event of an acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Corporation then outstanding by another entity or person, the Options outstanding hereunder shall not lapse or terminate, but for a period of thirty (30) days following the effective date of such acquisition, and subject to the other provisions of the Plan, each Participant shall have the right to exercise any otherwise exercisable Options; and provided, further, that:

              (i)    If the transaction described in this Section 10.2(a) involves a merger or consolidation of the Corporation in which cash or other currency denominated consideration or equity securities of the surviving corporation are to be issued to some or all of the shareholders of the Corporation, and if ISOs granted to any Participant under the Plan become exercisable for the first time, by virtue of the acceleration provisions of Section 10.1 with respect to Stock having a fair market value (determined at the date of grant) in excess of the Excess Amount then, at the election of any Participant holding any such ISOs, which shall be exercised, prior to the expiration of the Pre-Closing Period, by a notice in writing to the Corporation, either (A) the surviving corporation shall substitute for all ISOs comprising the Excess Amount, or such portion thereof as the Participant may elect, ISOs relating to equity securities of the surviving corporation, in like kind as those issuable in such merger or consolidation, which substituted options shall cover such number of shares of such equity securities of the surviving corporation as shall equal the number of shares of Stock comprising the Excess Amount, or such portion thereof as the Participant has elected to be subject to the provisions of this Section 10.2(a)(ii)(A) , multiplied by the ratio at which equity securities of the surviving corporation are to be exchanged in such merger or consolidation for shares of Stock, shall have an option price equal to the per share Option Price of the Stock with respect to which the substituted options relate and shall be exercisable at such times as were the ISOs comprising the Excess Amount or the portion thereof elected by the Participant to be subject to the provisions of this Section 10.2(a)(ii), or (B) all ISOs constituting the Excess Amount, or such portion thereof as the Participant may elect, shall immediately be canceled and the Corporation shall, prior to the expiration of the Pre-Closing Period, issue new Options pursuant to the Plan which shall be NQSOs, which shall have the same provisions on the date of grant as the canceled Options, and which shall be accelerated immediately pursuant to the acceleration provisions of Section 10.1.

              (ii)  If the transaction described above in this Section 10.2(a) involves a merger or consolidation of the Corporation in which cash or other currency denominated consideration or equity securities of the surviving corporation are to be issued to some or all of the shareholders of the Corporation, then, at the election of any Participant, which shall be exercised, prior to the expiration of the Pre-Closing Period, by a notice in writing to the Corporation, either (A) all NQSOs granted to any Participant under the Plan, or such portion thereof as the Participant may elect, shall, within such Pre-Closing Period, become exercisable, or (B) the surviving corporation shall substitute for all NQSOs granted under the Plan, or such portion thereof as the Participant may elect, NQSOs relating to equity securities of the surviving corporation, in like kind as those issuable in such merger or consolidation, which substituted options shall cover such number of shares of such equity securities of the surviving corporation as shall equal the number of shares of Stock subject to the Options being substituted, multiplied by the ratio at which equity securities of the surviving corporation are to be exchanged in such merger or consolidation for shares of Stock, shall have an option price equal to the per share Option Price of the Stock with respect to which the substituted options relate and shall be exercisable at such times as were the NQSOs for which the substituted options are being issued (including, without imitation, the acceleration provisions of Section 10.1);

    provided, however, that notwithstanding the foregoing provisions, any substituted option issued hereunder to replace any ISO shall comply, in any event, with the provisions of Section 424 of the Code.

            (b)  Subject in all events to Section 10.1 hereof, in the event of a merger of one or more corporations into the Corporation, or a consolidation of the Corporation and one or more corporations in which the Corporation shall be the surviving corporation, a Participant shall, if the Option is then outstanding, at no additional cost, be entitled upon exercise of the Option to receive (subject to any required action by shareholders) in lieu of the number of shares as to which the Option shall be exercisable at the time of such exercise, the number and class of shares of stock or other securities to which it would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Participant had been the holder of record of a number of shares of Stock equal to the number of shares as to which the Option shall be so exercised. Notwithstanding the foregoing, if the shareholders of the Corporation are required to surrender their shares of stock in the Corporation pursuant to the terms of any such consolidation or merger and receive any portion of the purchase price in cash or other property (excluding stock in the acquiring corporation) for their surrendered shares, the Board may cancel any unexercised options as of the effective date of any such consolidation or merger, so long as and upon the condition that (i) such merger consolidation or sale results in a change of control of the business and operations of the Corporation rather than a mere change of form or domicile of the Corporation, (ii) written notice of any such cancellation is given to the Participant not later than thirty (30) days prior to the effective date of such consolidation or merger, and (iii) the Participant shall have the right to exercise such Option in full during a period of thirty (30)-days immediately preceding the effective date of such consolidation or merger. The surviving corporation shall be entitled to assume the Plan in connection with such consolidation or merger.

            (c)  Subject in all events to Section 10.1 hereof, in the event that the Corporation is merged into or consolidated with another corporation under circumstances where the Corporation is not the surviving corporation, or if the Corporation sells or otherwise disposes of all or substantially all its property or assets to another corporation or other entity while the Option remains outstanding, after the effective date of such merger, consolidation or sale, as the case may be, the Participant shall be entitled, upon exercise of the option, to receive, in lieu of shares of Stock, the number and class of shares of such stock or other securities as the holders of shares of Stock received pursuant to the terms of the merger, consolidation or sale and to which the Participant would have been entitled if, immediately prior to such merger, consolidation or sale the Participant had been the holder of record of a number of shares of Stock equal to the number of shares as to which the Option shall be so exercised; and the Board may cancel the Option, so long as and upon the condition that (i) such merger consolidation or sale results in a change of control of the business and operations of the Corporation rather than a mere change of form or domicile of the Corporation, (ii) written notice of any such cancellation is given to the Participant not later than thirty (30) days prior to the effective date of such consolidation or merger, and (iii) the Participant shall have the right to exercise such Option in full during a period of thirty (30)-days immediately preceding the effective date of such consolidation or merger.

            (d)  Except as hereinbefore expressly provided, the issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the Option Price or the number of shares of Stock then subject to the option.

            (e)  In the event of a change in the Stock of the Corporation as presently constituted, which is limited to a change of all of its authorized shares with a par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Stock within the meaning of the Plan.

            (f)    To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive, provided that each Option granted pursuant to the Plan shall not be adjusted in a manner that causes the Option to fail to continue to qualify as an incentive stock option within the meaning of Code Section 422.

            (g)  Except as hereinabove expressly provided in Section 5, the Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation, and any issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustments by reason thereof shall be made with respect to, the number or price of shares of Stock subject to the Option.

            (h)  The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

        Section 11.    Tax Withholding

          11.1    Tax Withholding.    Whenever shares of Stock are to be issued under the Plan, the Corporation shall have the power to require the recipient of the Stock to remit to the Corporation an amount sufficient to satisfy federal, state, and local withholding tax requirements. The Corporation also shall have the power to withhold an appropriate number of shares of Stock sufficient to satisfy federal, state and local withholding tax requirements upon the exercise of an Option under the Plan.

        Section 12.    Indemnification

          12.1    Indemnification.    Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Corporation's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided, however, that such person shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Certificate of Incorporation, as amended and restated from time to time, or Bylaws, as amended an restated from time to time, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

        Section 13.    Requirements of Law; Miscellaneous

          13.1    Requirements of Law.    The granting of Options and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

          13.2    Governing Law.    The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Alabama.

          13.3    Gender and Number.    Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Approved and Adopted by Board of Directors of 2C Computing, Inc. on January 18, 2002
/s/ DONALD J. DAVIDSON Donald J. Davidson, Secretary
Ratified by the shareholders of 2C Computing, Inc. on February 21, 2002
/s/ DONALD J. DAVIDSON Donald J. Davidson, Secretary

QuickLinks

  EXHIBIT 4.3
2001 STOCK OPTION PLAN OF 2C COMPUTING, INC.